Registration No. 333-131451

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

PROSPECTUS SUPPLEMENT NO. 3
Prospectus Supplement dated January 04, 2007
To Prospectus declared effective on September 13, 2006 and
Prospectus Supplement dated November 20, 2006
Prospectus Supplement dated December 7, 2006 and

IELEMENT CORPORATION

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NEVADA
(State or other jurisdiction of incorporation)
000-29331
(Commission File Number)
76-0270295
(IRS Employer Identification NO.)

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17194 PRESTON ROAD
SUITE 102, PMB 341
DALLAS, TX 75248
(214) 254-3425
(Address and Telephone Number of Registrant's Principal Executive Offices)

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IVAN ZWEIG
CHIEF EXECUTIVE OFFICER
17194 PRESTON ROAD
SUITE 102, PMB 341
DALLAS, TX 75248
(214) 254-3421
(Name, Address and Telephone Number of Agent for Service)

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COPY TO:
LAURA ANTHONY, ESQ.
LEGAL & COMPLIANCE, LLC
330 CLEMATIS STREET
WEST PALM BEACH, FLORIDA 33401
(561) 514-0936

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This Prospectus Supplement No. 3 supplements our Prospectus dated September 1, 2006 and declared effective On September 13, 2006, our Prospectus Supplement No. 1 dated November 20, 2006 and our Prospectus Supplement No. 2 dated December 7, 2006.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 1 together with the Prospectus referenced above.

This Prospectus Supplement includes the attached Periodic Report on Form 8-K as filed on January 04, 2007 with the Securities and Exchange Commission. The Form 8-K and this Prospectus Supplement, supplements information regarding material agreements of the Company, including material off balance sheet obligations, information on the officers and directors of the Company, and information regarding the unregistered sales of securities.

Our common stock is quoted on the over the counter bulletin board under the trading symbol “IELM”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATAION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is January 04, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-KCURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest reported) December 27, 2006

IELEMENT CORPORATION
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(Exact name of registrant as specified in its charter)

NEVADA   000-29331    76-0270295
________________________________________________________________________

(State or other jurisdiction of incorporation)  (Commission File Number)  (IRS Employer Identification NO.)

17194 Preston Road, Suite 102, PMB 341, Dallas, TX 75248

 ______________________________________________________________________

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 254-3425

 ______________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4c)

Item 1.01 Entry into a Material Definitive Agreement.

First Agreement. On December 27, 2006, IElement Corporation entered into a Management Services and Vendor Agreement with Sutioc Enterprises, Inc, to offer management and vendor services to both Sutioc Enterprises, Inc. and its majority owned subsidiary U.S. Wireless, Inc. In addition to being a majority shareholder, Sutioc Enterprises is party to a Management Agreement with US Wireless Online, Inc. whereby Sutioc Enterprises was appointed the Manager of US Wireless Online with broad discretion to retain the services of third parties to perform management and other services both on behalf of Sutioc Enterprises, in its capacity as Manager for US Wireless Online, and for US Wireless Online directly.

In accordance with the Management Services and Vendor Agreement, Sutioc Enterprises retained the services of IElement Corporation to provide back office support for Sutioc Enterprises in its capacity as Manager of US Wireless Online, and for US Wireless Online directly. Such services, include but are not limited to, (i) handling standard back office functions for the Company such as billing clients, collecting receivables, customer service, accounts payables, vendor agreements and the like;(ii) providing general operational and bookkeeping support; (iii) providing 24 hour a day customer service support to US Wireless customers; (iv) providing vendor administration, including locating and recommending vendor relationships; provided however, IElement shall have no authority to bind the Company or Sutioc to any contractual relationship; and (v) providing such other business consultation and support as may be reasonably requested from time to time. The Management Services and Vendor Agreement may not be terminated by Sutioc Enterprises prior to the payment in full by Sutioc Enterprises of a certain promissory note in the amount of $900,000. The promissory note is further discussed in Item 3.02 herein.

The Management Services and Vendor Agreement is attached hereto as Exhibit 10.01 and incorporated into this Item 1.01 in its entirety by reference.

Second Agreement. On December 27, 2006, IElement entered into a Guaranty and Security Agreement whereby it guaranteed and secured the obligations of US Wireless Online for payment of promissory notes in the amount of $150,000 and $141,178.74 owed to Richard Williamson II. Pursuant to the Guaranty and Security Agreement, Richard Williamson has a general security interest in all the assets of IElement, subject to previously existing security interests. The maximum amount of payments that IElement could be required to make is $291,178.74 plus interest. The only precondition to IElement’s obligation is a default by US Wireless.

The Security Agreement is attached hereto as Exhibit 10.02 and incorporated into this Item 1.01 in its entirety by reference.

Relationship Between the Parties. Prior to entry into the Agreements, there was no previous relationship between IElement Corporation and either Sutioc Enterprises or US Wireless Online. On the same date as the Management Services and Vendor Agreement, IElement sold 30,000,000 shares of its restricted stock to Sutioc Enterprises as more fully set forth in Item 3.02 herein. In addition, IElement is aware that Sutioc Enterprises is using the 30,000,000 shares of restricted stock to purchase a 50.1% interest in US Wireless Online, however, other than the Agreements described herein, IElement has no relationship with US Wireless.

Moreover, as more fully set forth in this Item 1.01 on the same date as the Management Services and Vendor Agreement, IElement entered into a separate guaranty and security agreements whereby it secured the obligation of US Wireless Online owed to Richard Williamson II.

IElement had no previous relationship with Richard Williamson II.

The Agreements described in Item 1.01 and in Item 3.02 represent all the agreements and relationships between the parties thereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On December 27, 2006, IElement entered into a Guaranty and Security Agreement whereby it secured the obligations of US Wireless Online for payment of promissory notes in the amounts of $150,000 and $141,178.74 owed to Richard Williamson II. Pursuant to the Guaranty and Security Agreement, Richard Williamson has a general security interest in all the assets of IElement, subject to previously existing security interests. The maximum amount of payments that IElement could be required to make is $291,178.74 plus interest. The only precondition to IElement’s obligation is a default by US Wireless.

The Security Agreement is attached hereto as Exhibit 10.02 and incorporated into this Item 2.03 in its entirety by reference.

Item 3.02 Unregistered Sales of Equity Securities

On December 27, 2006 IElement Corporation sold 30,000,000 shares of its restricted common stock to Sutioc Enterprises, Inc. in a private transaction not involving a public offering. The sale and issuance was made in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

The 30,000,000 shares of common stock were sold to Sutioc Enterprises for a total purchase price of $900,000. The $900,000 purchase price was paid with a Secured Promissory Note which promissory note provides for full recourse against the purchase and is secured by collateral, other than the securities purchased, having a fair market value at least equal to the purchase price of the securities.

A copy of the Secured Promissory Notes and Security Agreement is attached hereto as Exhibits 10.04, 10.03, and 10.02 respectively and incorporated into this Item 1.01 in their entirety by reference.

Item 5.02(c) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(1) On January 4, 2007, by unanimous approval of the Board of Directors at a meeting of such Directors, IElement appointed Lance K. Stovall to serve as the Chief Operating Officer. Mr. Stovall has been a Director of IElement since March 4, 2006.

(2) Lance K. Stovall; 38 years of age. Mr. Stovall attended Texas Christian University from 1987 to 1991 where he earned a B.S. in Neuroscience. From September 2005 to the present Mr. Stovall has been the President of Lone Star Valet in Dallas, Texas. From October, 2003 through September 2005, Mr. Stovall was Vice President of Business Development of IElement. Mr. Stovall left his employ with IElement for personal reasons and not as a result with any disagreement with the Company. From October, 1999 through September 2003, Mr. Stovall worked for and was a co-founder of Zone Communications in Los Angeles, California. In 1998 and 1999 Mr. Stovall was Director of Operations of Lone Star Valet in Dallas, Texas. From 1993 to 1998 Mr. Stovall was founder and Vice President of Operations for Excel Student Services in Arlington, Texas.

(3) In March, 2006 Mr. Stovall entered into a Directors Agreement with IElement whereby he agreed to maintain the confidentiality of IElement’s trade secrets and proprietary information and to refrain from soliciting IElement’s employees or customers for a period of two years following the term of the Director’s Agreement. IElement in exchange agreed to hold Mr. Stovall harmless and indemnify him in his position as a Director, where he has acted in good faith in the performance of his duties. Finally IElement agreed to compensate Mr. Stovall with 250,000 options exercisable at $.01 per share and vesting 62,500 each on June 4, 2006, September 4, 2006, December 4, 2006 and March 4, 2007.

Other than as set forth herein, Mr. Stovall is not subject to material relationships or related party transactions with the Company.

Item 7.01 . Regulation FD Disclosure

IElement’s press release dated January 3, 2006 and attached hereto as Exhibit 99.1 is incorporated herein.

Item 9.01. Financial Statements and Exhibits.
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(d) Exhibits. The following exhibits are being furnished herewith:

10.01 Management Services and Vendor Agreement
10.02 Security Agreement
10.03 Secured Promissory Note
10.04 Secured Promissory Note
99.1 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2006

IELEMENT CORPORATION:
By: /s/ Ivan Zweig
Name: Ivan Zweig
Title: Chief Executive Officer

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized in the City of Dallas on January 04, 2007

Date: January 04, 2007

IELEMENT CORPORATION:
By: /s/ Ivan Zweig
Name: Ivan Zweig
Title: Chief Executive Officer,
Chairman and Principal Accounting Officer
Principal Financial Officer